                            INCOME SHARING AGREEMENT


     THIS INCOME SHARING AGREEMENT (this "Agreement") is made and entered into as of December 31, 1995 by and between SANWA BUSINESS CREDIT CORPORATION, a Delaware corporation ("Lender"), and REUTER MANUFACTURING, INC., a Minnesota corporation ("Borrower").


                              W I T N E S S E T H:

     WHEREAS, Lender and Borrower have agreed to restructure certain obligations of Borrower to Lender pursuant to the terms of that certain Loan and Security Agreement of even date herewith (the "Loan Agreement"); and

     WHEREAS, it is a condition precedent to the restructuring of Borrower's obligations that the parties enter into this Agreement.

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the mutuality, receipt and sufficiency of which hereby are acknowledged, and intending to be legally bound, the parties hereto agree as follows:

     1. DEFINITIONS. Capitalized terms used herein and not otherwise defined (including capitalized terms used in the foregoing recitals) shall have the following meanings:

     A. "CHANGE IN CONTROL" shall have the same meaning as "ownership change" has for purposes of Section 382(g) of the Code.

     B. "CODE" shall mean the Internal Revenue Code of 1986, as amended from time to time.

     C. "REUTER AFFILIATED GROUP" shall mean the affiliated group of corporations, of which Borrower or any successor is a member which are consolidated for financial statement and reporting purposes under generally accepted accounting principles.

     D. "INCOME BEFORE TAXES" shall mean Borrower's income before taxes, calculated in accordance with generally accepted accounting principles consistently applied, including all cash gains and losses (including those gains or losses associated with asset sales).

     E. INCOME PAYMENT" shall mean the result of (A) times (B), where (A) is Income Before Taxes MINUS actual interest payments made by Borrower to Lender on the $2,750,000

Senior Subordinated Note of even date herewith, and (B) is forty percent (40%) prior to a Change in Control; and, if a Change in Control has occurred, then (B) shall mean a percentage equal to the long term tax-exempt rate as defined in
Section 382(f) of the Code.

     2.   QUARTERLY CALCULATION AND PAYMENT OF INCOME PAYMENT.  Within thirty
(30) days of the end of each calendar quarter, Borrower shall: (i) compute Income Before Taxes; (ii) complete the computation of Borrower's Income Payment on the Form attached as Exhibit A hereto and (iii) forward such computation and payment of 100% of the Income Payment due for such quarter to Lender.

     3. ANNUAL CALCULATION AND PAYMENT OF INCOME PAYMENT. Within thirty (30) days of the date on which Borrower receives its annual audited financial statements, Borrower shall: (i) compute Borrower's Income Before Taxes; (iv) complete the computation of Borrower's Income Payment on the form attached as Exhibit A and (iii) forward such computation and payment of 100% of the Income Payment remaining due to Lender after giving effect to the payments made pursuant to Paragraph 2 hereinbefore.

     4. THIRD PARTY REVIEW. If Lender disagrees with Borrower's calculation of Income Before Taxes or the Income Payment, Lender shall be entitled to select an independent public accounting firm to review such calculation. All costs related to such review shall be paid for by Lender. If Lender's independent public accounting firm disagrees with Borrower's determination of Income Before Taxes or Income Payment, Borrower and Lender shall select a third public accounting firm which shall calculate the Income Before Taxes or Income Payment. The determination of such third public accounting firm shall be binding on Borrower and Lender. Borrower and Lender shall split all costs relating to the third accounting firm's determination. All amounts due in connection with such adjustments shall be paid to Lender or to the third accounting firm entitled thereto within 30 days of the date the third accounting firm's determination is made.

     5. OVERAGE. In the event the sum of the payments made by Borrower pursuant to Paragraph 2 exceeds the amount due Lender pursuant to Paragraph 3 (an "Overage"), the Overage shall be credited against payments due Lender pursuant to Paragraph 2 for each successive calendar quarter until the amount of the Overage equals zero.

     6. SUBSIDIARIES. All subsidiaries of Borrower included in the Reuter Group shall be subject to this Agreement. If at any time Borrower acquires or creates one or more corporations that are affiliated corporations of the Reuter Group, they shall be subject to this Agreement, and, in Lender's sole discretion, Borrower shall cause such corporations to become a party to this Agreement.

     7. TERM. The provisions of this Agreement shall apply until the earlier of (i) Lender's receipt of Income Payments totalling Six Million Dollars ($6,000,000) or (ii) December 31, 2010.

     8. SUCCESSORS AND ASSIGNS. This Agreement shall bind and inure to the respective successors and assigns of the parties hereto; but no assignment shall relieve any party of its obligations hereunder without the written consent of the other party.

     9. SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     10. BANKRUPTCY. If the Borrower shall become subject to a proceeding under the United States Bankruptcy Code, Borrower shall: (i) use its best efforts to obtain authorization to make the payments due hereunder, if any, to Lender during the pendency of the bankruptcy; (ii) incorporate the provisions of this Agreement in any plan of reorganization submitted or supported by Borrower (the "Plan of Reorganization"); and (iii) use its best efforts to obtain confirmation of the Plan of Reorganization containing the provisions of this Agreement.

     11. ENTIRE AGREEMENT. This Agreement is the complete statement of the agreement by and between Borrower and Lender and supersedes all prior negotiations, understandings and representations between them with respect to the subject matter of this Agreement.

     12. GOVERNING LAW; SUBMISSION TO JURISDICTION. THIS AGREEMENT HAS BEEN DELIVERED FOR ACCEPTANCE BY LENDER IN CHICAGO, ILLINOIS AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AS OPPOSED TO THE CONFLICTS OF LAW PROVISIONS) OF THE STATE OF ILLINOIS. EACH OF BORROWER AND LENDER HEREBY
(I) WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION TO ENFORCE OR DEFEND ANY MATTER ARISING FROM OR RELATED TO THIS AGREEMENT; (II) IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY FEDERAL OR STATE COURT LOCATED IN COOK COUNTY, ILLINOIS, OVER ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY MATTER ARISING FROM OR RELATED TO THIS AGREEMENT; AND (III) IRREVOCABLY WAIVES, TO THE FULLEST EXTENT BORROWER MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF ANY SUCH ACTION OR PROCEEDING. BORROWER: (I) AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW; AND (II) AGREES NOT TO INSTITUTE ANY LEGAL ACTION OR PROCEEDING AGAINST LENDER OR ANY OF LENDER'S DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR PROPERTY, CONCERNING ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT OTHER THAN ONE LOCATED IN COOK COUNTY, ILLINOIS. NOTHING IN THIS SECTION 13 SHALL AFFECT OR IMPAIR LENDER'S RIGHT TO SERVE LEGAL PROCESS IN ANY MANNER PERMITTED BY LAW OR LENDER'S RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST BORROWER OR BORROWER'S PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION.

     13. NOTICE. Except as otherwise provided herein, any notice required hereunder shall be in writing and shall be deemed to have been validly served, given or delivered upon (i) deposit in the United States certified or registered mails, with proper postage prepaid; (ii) sent by facsimile

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transmission with a duplicate copy sent contemporaneously by U.S. Mail; or (iii)
delivered by overnight courier or messenger delivery, addressed to the party to be notified as follows:

(1)  If to Lender, at:             Sanwa Business Credit Corporation
                                   One South Wacker Drive
                                   Chicago, Illinois 60606
                                   Attn:  Asset Management Division
                                   Fax:  (312) 782-6486

     with a copy to:               Richard G. Smolev, Esq.
                                   Sachnoff & Weaver, Ltd.
                                   30 South Wacker Drive
                                   Chicago, Illinois  60606
                                   Fax:  (312) 207-6400

(2)  If to Borrower, at:           Reuter Manufacturing, Inc.
                                   410 Eleventh Avenue South
                                   Hopkins, Minnesota  55343
                                   Attn:James Taylor, President and
                                   Chief Executive Officer
                                   Fax:  (612) 935-7798

     with a copy to:               Hart Kuller, Esq.
                                   Winthrop & Weinstine, P.A.
                                   3200 Minneapolis World Trade Center
                                   30 East Seventh Street
                                   St. Paul, Minnesota  55101
                                   Fax:  (612) 292-9347

The above addresses may be changed by notice of such change, mailed as provided herein, to the last address designated.

     14. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall constitute an original agreement, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, this Agreement has been duly executed as of the date specified at the beginning hereof.

                              REUTER MANUFACTURING, INC.


                              By:  /s/ James W. Taylor
                                   -----------------------------------
                              Name:    James W. Taylor
                                   -----------------------------------
                              Its:     President
                                   -----------------------------------


                              SANWA BUSINESS CREDIT CORPORATION


                              By:  /s/ Thomas P. Guido
                                   -----------------------------------
                              Name:    Thomas P. Guido
                                   -----------------------------------
                              Its:     Group Vice President
                                   -----------------------------------





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


                            Exhibit A to that certain
                Income Sharing Agreement dated December 31, 1995
                        between Reuter Manufacturing, Inc.
                      and Sanwa Business Credit Corporation

                           REUTER MANUFACTURING, INC.
                                INCOME STATEMENT

Time period covered:  _________________________ to ___________________________

Date prepared:  ______________________________________________________________

This is (check one):

     / / The original calculation for this period
     / / A revised calculation for this period

                           INCOME PAYMENT CALCULATION

Income Payment Calculation:

Income Before Taxes (1)
                                                  ---------------

MINUS actual Interest Payments made
on the $2,780,000 Senior Subordinated Note
                                                  ---------------

MULTIPLIED BY: 40% (.40) (2)                           .40
                                                  ---------------

TOTAL: INCOME PAYMENT
                                                  ---------------

I certify that the above is correct to the best of my knowledge and belief.

                                        REUTER MANUFACTURING, INC.

                                        By:
                                            -------------------------------

                                        Name:
                                             ------------------------------

                                        Its:
                                            -------------------------------

(1) GAAP defined, including all cash gains and losses (including those gains or losses associated with asset sales). The parties hereto agree that in calculating Income Before Taxes, income shall not be reduced by: scheduled CIT (Term Loan) Principal Payments, scheduled CIT (R/E Loan) Principal Payments, scheduled CIT Accommodation Fees, scheduled Senior Subordinated Secured Note Interest Payments, scheduled Senior Subordinated Secured Note Principal Payments or Income Payments.

(2) If a Change in Control has occurred the percentage applied shall be governed by Section 1(E) hereinbefore.


                                       -6-